CERTIFICATE OF AMENDMENT
                                                        TO
                                           CERTIFICATE OF INCORPORATION
                                                        OF
                                               ALBION VENTURES, INC.
                                             (a Delaware corporation)





         ALBION VENTURES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware:

         DOES HEREBY CERTIFY:

         1. The following resolution has been unanimously adopted by the board of directors and a majority of the stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law for the purpose of amending the corporation's Certificate of Incorporation. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Articles thereof numbered "FIRST" so that, as amended, said Articles shall be and read as follows:

         FIRST:  The name of the corporation is Albion Aviation, Inc.

         2. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, ALBION VENTURES, INC. has caused this certificate to be signed by its duly authorized officer, this 16th day of May, 2000.


ALBION VENTURES, INC.




Jehu Hand, President and Secretary



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